UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2017

Lifetime Brands, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York 11530

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 14, 2017, Lifetime Brands, Inc. (the “Company”) entered into a triple net lease agreement (the “Lease”) with Baseline Opportunity, LLC (the “Landlord”) for 702,668 square feet of warehouse and distribution space in Rialto, California (the “Facility”). The term of the Lease is 128 months with three renewal options of five years each. Annual base rent will be approximately $3.5 million annually, at the commencement of the Lease, and will increase on an annual basis by 3%. The Company shall receive an abatement of eight months of base rent.

Landlord will construct the Facility to the Company’s specifications as set forth in the Lease, at Landlord’s sole cost and expense up to a maximum expense as set forth in the lease (“Tenant Improvement Allowance”). If due to changes in the specifications requested by the Company the cost for the design and construction of the Facility exceeds the Tenant Improvement Allowance, the Company has the option to either (i) pay for the increased cost, or (ii) finance the increased cost through a capitalized tenant improvement allowance and an amortized tenant improvement allowance, both of which shall be paid through an increase in the rent.

The Lease will commence the later of (i) the substantial completion of the Facility and other on site and off-site improvements to be undertaken by Landlord pursuant to the Lease, or (ii) November 1, 2017. If Landlord has not substantially completed the improvements by December 1, 2017, the Company shall receive additional rent abatements until substantial completion is achieved.

The Company expects to begin moving its operations into the Facility in November 2017. The Facility will serve as the Company’s West Coast distribution facility of its U.S. Wholesale Segment, which will replace the Company’s existing Fontana, California facility, the lease for which expires in March 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date: February 21, 2017